Exhibit 99.1

Distribution Notice Payable July 27, 2023

June 20, 2023

Dear Investor,

On June 15, 2023, the Board of Directors of Redwood Enhanced Income Corp. declared and approved a quarterly dividend of $0.38 per share, payable on July 27, 2023, to shareholders of record as of June 30, 2023.

Your distribution will be reinvested under the Company’s Distribution Reinvestment Plan unless you send a letter by June 30, 2023, to US Bank Global Fund Services at alternativefundsupport@usbank.com to elect to receive cash distributions. If you elect to receive cash distributions, the distribution amount will be wired on July 27, 2023 to your current banking instructions on file.

Should you have any questions regarding the distribution, please call 800-362-3670 or email alternativefundsupport@usbank.com.

Sincerely,

Redwood Enhanced Income Corp.

250 WEST 55TH STREET, 26TH FLOOR | NEW YORK, NY 10019